Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Rogers Communications Inc.
We consent to the inclusion in this annual report on Form 40-F of:
•	our Report of Independent Registered Accounting Firm dated March 9, 2007, on the consolidated balance sheets of Rogers Communications Inc. and subsidiaries (the “Company”) as at December 31, 2006 and 2005, and the related consolidated statements of income, deficit and cash flows for each of the years in the two-year period ended December 31, 2006

•	our Report of Independent Registered Accounting Firm dated March 9, 2007 with respect to management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 each of which is incorporated by reference in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2006.
/s/ KPMG LLP
Chartered Accountants
Toronto, Canada
March 9, 2007